Exhibit 10.26

Annual Incentive Plan
2016

The CVG 2016 Annual Incentive Plan period will be one year, coinciding with the Company’s fiscal year. The performance measures are exclusively financial in nature and will include revenues, operating profit margin and operating profit after return on average invested capital (ROAIC).
Participant calculations are based on enterprise wide results to promote high level collaboration between business units.

2016 Annual Incentive Plan Metrics and Weighting
All Participants	Net Sales	OP Margin	ROAIC	TOTAL 100%
	20%	60%	20%

2016 Annual Incentive Plan Performance Payouts
Below Threshold Threshold Performance Target Performance (Plan) Superior/Maximum Performance	No Payout 25% Payout 100% Payout 200% Payout

Exhibit 10.26

Annual Incentive Plan
2016

Payouts for results between the threshold and target levels of performance and between the target and maximum levels of performance will be determined using straight line interpolation.
Participation
New hires selected to participate in the 2016 Annual Incentive Plan will be eligible to participate in the first year of employment with the first year’s award pro-rated based on the number of complete calendar months worked in the plan year, unless otherwise indicated at hire.

Plan Payout Approach
Awards under the 2016 Annual Incentive Plan shall be paid as wages as a separate line item, or via separate check through the normal payroll process. All awards paid under the 2016 Plan shall be subject to applicable tax withholding requirements. Participants must be actively employed on the date of payout to receive an award payment. Participants who are terminated for any reason prior to the payout date will forfeit their calculated award. The disposition of individual questions, disputes or exceptions will be determined by the Chief Financial Officer and Chief Executive Officer. Any inquiry or dispute regarding the Plan, or payments under the 2016 Plan, must be directed in writing to the Chief Human Resources Officer.

Administration
The 2016 Annual Incentive Plan will be administered by the Compensation Committee of the Board of Directors, with support from the Chief Human Resources Officer and the Chief Financial Officer of Commercial Vehicle Group, Inc. The Compensation Committee has the discretion to review, modify and approve the calculation of the annual performance goals and determine the amount of any bonuses payable under the 2016 Annual Incentive Plan for the sole purpose of ensuring that the incentive payments are calculated with the same intentions in which the targets have been set for the current year, including making adjustments to eliminate the effects of restructuring and other (income) expenses not foreseen at the time the 2016 Annual Incentive Plan was established, which may include:

•	Significant changes in accounting policies

•	Third party costs associated with non-integration, merger & acquisition expense

•	Early extinguishment of debt

•	Significant gains or losses on the unplanned sale of a business segment or property

•	Restructuring costs associated with workforce reductions

•	Significant asset impairment charges, excluding reserves made in the normal course of business

•	Benefits or expenses associated with significant changes in deferred taxes

•	FX moves against US currency

•	Unusual material legal settlements, exclusive of defense or litigation costs

Exhibit 10.26

Annual Incentive Plan
2016

In addition, the Compensation Committee has the discretion to increase or decrease the payouts based on significant differences in individual performance of each of the executive offers or other Plan participants.

The existence of a plan does not guarantee a payment under the Plan and CVG reserves the right to amend or eliminate the Plan at any time. Participation in the Plan is not a guarantee of the right to participate in the Plan in future years. Participants must continue to satisfy the requirements of the Program in order to participate. Participants shall also be subject to all applicable conduct and performance standards including, without limitation, the Company’s Code of Ethics, at all times while performing transactions for which awards are payable hereunder. The Chief Executive Officer may cancel an award related to, or in recognition of, a particular transaction if the Company discovers that the Participant to whom the award is owed has violated any of the above conditions. If the Company discovers such a violation after it has paid an award, the Company reserves the right to pursue any means allowed by law to recover the amount of such an award.

Payments will be calculated under the Plan utilizing the published metrics. Calculated payments will be presented to the Compensation Committee for review and approval prior to payment.

General

The Annual Incentive Plan, participation hereunder, and/or receipt of an award shall neither create nor constitute a contract of employment. Neither the Plan nor participation hereunder shall guarantee future employment for any period of time. Participants remain employees at will, and either the Company or a Participant may terminate the Participant’s employment at any time for any reason.

Payments under the 2016 Annual Incentive Plan will not be taken into account for purposes of calculating a Participant’s benefits under any of the Company’s other employee benefit plans or arrangements unless otherwise expressly and specifically provided in such benefit plan or arrangement.

The 2016 Annual Incentive Plan is unfunded and a Participant’s rights under the 2016 Plan will be equivalent to that of an unsecured general credit of the Company. The 2016 Annual Incentive Plan is intended to be exempt from Internal Revenue Code section 409A and will be administered accordingly.